EXHIBIT 99.1
                           Updated Notice to Directors and Executive Officers


                                                              July 15, 2005

           Important Notice to Directors and Executive Officers
                 Regarding the Prohibition of Your Ability To
Purchase or Sell Ashland Inc. Securities Under the Sarbanes-Oxley Act of 2002
                                   Update


Dear Director or Executive Officer of Ashland Inc.:

                  This letter is an update of the notice you received dated July 6, 2005, containing information about the blackout period in the Ashland Inc. Employee Savings Plan (the "Savings Plan"). The blackout is related to the June 30, 2005, transfer by Ashland Inc. ("Ashland") of its 38-percent interest in Marathon Ashland Petroleum LLC and two other businesses to Marathon Oil Corporation ("Marathon") through a series of steps involving the reorganization of Ashland. The blackout period, which was expected to end during the week that started July 10, 2005, was necessary because Ashland was in discussions with the Securities and Exchange Commission ("SEC") regarding the appropriate application of certain Federal securities laws to the Savings Plan following the closing of the transaction with Marathon.

                  The matter being discussed with the SEC has not yet been clarified, and discussions with the SEC are continuing. Consequently, in order to ensure compliance with applicable securities laws, the blackout period will be extended further. During the extended blackout period, participants are unable to make investment exchanges or direct new investments into the Ashland Stock Fund of the Savings Plan. Participants are, however, able to make investment exchanges out of the Ashland Stock Fund (as well as out of the new Marathon Stock Fund).

                  The extended blackout period for the Savings Plan is now expected to end during the week that starts July 24, 2005. During the week that starts July 24, participants can determine whether the extended blackout period has ended by accessing Fidelity's web site (www.401k.com; log in and choose "NetBenefits") or contacting Fidelity on the automated telephone response system (1-800-827-4526).

                  You may contact Ron Griffith, c/o Ashland Inc., 3499 Blazer Parkway, Lexington, KY 40509 (Tel: (859) 357-7314; rrgriffith@ashland.com) if you have any questions about the blackout period.

                  We  wish to  remind  you  that,  generally,  pursuant  to
Section 306(a) of the Sarbanes-Oxley Act of 2002, during the blackout period, it is unlawful for you, directly or indirectly, to purchase, sell or otherwise acquire or transfer any shares of Ashland common stock or other equity securities of Ashland (including any derivative securities) if you acquire or previously acquired such securities in connection with your service or employment as a director or executive officer.





                              Sincerely yours,



                              /s/ Susan B. Esler
                              -------------------------------------
                              Susan B. Esler
                              Vice President, Human Resources